Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203)226-7866


April 30, 2003


Board of Directors
Business Men's Assurance Company
  of America
700 Karnes Boulevard
Kansas City, MO 64108

RE:  Opinion of Counsel - BMA Variable Life Account A

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Pre-Effective Amendment to Form N-6 for the Flexible Premium Adjustable Variable Life Insurance Policies to be issued by Business Men's Assurance Company of America and its separate account, BMA Variable Life Account A.

We have made such examination of the law and have examined such ecords and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1. BMA Variable Life Account A is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of premiums paid by an Owner pursuant to a Policy issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally- issued, fully paid, non-assessable contractual interest under such Policy.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information, which forms a part of the

Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.


By:  /s/LYNN KORMAN STONE
   -------------------------
     Lynn Korman Stone